STATE OF DELAWARE
CERTIFICATE OF MERGER
OF
MINN SHARES INC.
(a Minnesota Corporation)
INTO
MINN SHARES INC.
(a Delaware Corporation)

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Minn Shares Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Minn Shares Inc., a Minnesota corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Minn Shares Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of the non-Delaware corporation is 15,000,000 shares of Common Stock with a par value of $0.01 per share and 5,000,000 undesignated shares.

SIXTH: The Agreement and Plan of Merger is on file at 1624 Harmon Place, Suite 210, Minneapolis, MN 55403, an office of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 1st day of December, 2010.

By:	/s/ Richard Gilbert
Richard Gilbert, President